Exhibit 10.11
                         SUPPLY AGREEMENT


 This Supply Agreement is entered into between the ITW Paslode, Cordless Tool Group ("Paslode") of Illinois Tool Works Inc., a Delaware
 Corporation ("ITW"), and TecStar Illinois Division, an Illinois corporation ("TecStar"), an affiliate of MGS Enterprises, Inc., a Wisconsin corporation ("MGS").

 The parties have agreed to the following terms in order to increase efficiencies and reduce costs in the manufacture and supply of plastic components ("Parts") by TecStar to Paslode, while enabling each party to independently run its own business in accordance with all safety rules and applicable laws and regulations:

 ARTICLE 1  MANUFACTURING FACILITY LEASE

 1.1 Paslode shall lease a 70,000 portion of the 99,040 square foot building located at 14050 Lambs Lane in Green Oaks, Illinois
     ("Building") for its own manufacturing facility ("Paslode
     Facility") as of July 1, 1999, and shall lease the remaining 29,040 square foot portion of the Building as of October 1, 1999.

 1.2 Paslode shall provide TecStar with the 29,040 square foot portion of the Building for use as a complete plastic injection and blow molding manufacturing facility ("TecStar Facility") in accordance with the terms of this Agreement.

 Paslode shall be responsible for all tooling costs and shall retain all ownership rights to tooling and other equipment transferred or loaned to TecStar for use in the Paslode Facility, the TecStar Facility, or another facility of TecStar. However, TecStar shall be responsible for the cost and performance of normal tool maintenance and minor repairs.

 ARTICLE 2  TERM AND RELOCATION SCHEDULE

 2.1 TecStar may equip and operate the TecStar Facility from October 1, 1999 through September 30, 2004 ("Term"), unless this Agreement is terminated earlier in accordance with the termination provisions in
     Article 6. Unless either party provides the other party with written notice at least 90 days prior to the end of the initial Term, this Agreement shall automatically renew for a subsequent one-year term. Thereafter, this Agreement shall automatically renew for successive one-year terms unless either party provides the other party with written notice at least 90 days prior to the end of the expiring term.

 2.2 TecStar shall begin to manufacture Parts for Paslode at its Germantown, Wisconsin plant upon receipt of tooling therefor from Paslode.

 2.3 Before October 1, 1999, Paslode and TecStar shall execute a written schedule ("Relocation Schedule") for the relocation by TecStar of
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     its Parts manufacturing process from Wisconsin to the TecStar
     Facility.

 ARTICLE 3  TECSTAR OBLIGATIONS AND PRICING

 3.1 In return for the use of the TecStar Facility, TecStar shall:

          3.1.1 make all necessary arrangements, subject to final approval by Paslode, and assume full financial responsibility (except as otherwise specified in Article 4.1), for the remodeling and equipping of the TecStar Facility, complete with a direct supply connection to the Paslode Facility, within the period allocated under the Relocation Schedule;

          3.1.2 hire, train, supervise, and maintain a sufficient staff of qualified employees necessary to meet its obligations to Paslode under this Agreement and to operate the TecStar Facility as a facility dedicated to the manufacture of Parts for Paslode in accordance with all reasonable Paslode operational and safety rules and all applicable laws and regulations;

          3.1.3 maintain the TecStar Facility and equipment therein in good operational condition, and pay all utility, maintenance, and operational expenses incurred in running the TecStar Facility;

          3.1.4 provide Paslode with reasonable access to the TecStar Facility and to its equipment and controls in the event of emergencies, or to avert a safety breach or threat of personal injury or property damage; and provide access upon prior notice for reasonable inspection of the premises by Paslode or its lessor;

          3.1.5 supply Paslode with Parts which meet all specifications and reasonable quality standards in accordance with its schedule requirements; and

          3.1.6 discount the price of Parts to Paslode in accordance with Article 3.2 hereof.

 3.2 Part Price Reductions

          3.2.1 Upon receipt by TecStar of tooling for a particular Part, Paslode shall receive the initial Part price as listed on the attached price schedule ("Price Schedule") for such Part.

          3.2.2 Paslode shall receive an additional five percent (5%) discount off of the Price Schedule prices at the earlier of the date that TecStar relocates the Parts manufacturing process to the TecStar Facility, or the applicable date(s) in the Relocation Schedule.

          3.2.3 On an ongoing basis, the parties shall negotiate additional discounts to Paslode resulting from additional cost savings realized by TecStar as a result of efficiencies in the manufacturing and supply process.

          3.2.4  Paslode shall receive price reductions, and TecStar
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     shall receive price increases, as a result of raw material cost decreases and increases, respectively. The price increase or decrease shall equal the change in material cost per pound multiplied by the weight in pounds of the Part as specified on the Price Schedule.

 3.3 For any month that TecStar fails to meet its contractual obligations to Paslode under 3.1.5 above, TecStar shall either
     (1) provide Paslode with alternately sourced Parts which are acceptable to Paslode in its reasonable judgment, or (2) pay any excess costs incurred by Paslode in obtaining alternate Parts from another supplier.

 ARTICLE 4  PASLODE OBLIGATIONS

 4.1 Paslode shall arrange for and pay the reasonable costs of the following changes to the TecStar Facility:

          4.1.1 upgrade the existing electrical service from 800 to 1,200 Amps.;

          4.1.2  provide a new 2,000 Amp. electrical service;

          4.1.3 upgrade the factory lighting per TecStar's specifications (not including lighting for office use) for approximately 25,000 square feet;

          4.1.4  paint the walls and ceilings in the factory area;

          4.1.5 complete the demising wall between the Paslode Facility and the TecStar Facility with drywall and fire-rated plywood installation; and

          4.1.6  install one male and one female bathroom.

 4.2 Paslode shall provide TecStar employees regular access to the Paslode Facility lunchroom and parking lot, and reasonable access upon request to other accommodations such as laboratories and conference rooms.

 4.3 Paslode shall provide TecStar with reasonable access to the Paslode Facility and to its equipment and controls in the event of emergencies, or to avert a safety breach or threat of personal injury or property damage.

 4.4 Paslode shall issue a purchase order known as a Partner-Supplier Agreement (which may be revised by Paslode annually or more frequently by agreement with TecStar) containing an estimated annual use and a price per Part based on quantity, in accordance with previous sections of this Agreement. In addition, near the end of every month, Paslode will supply a rolling Estimate of Monthly Use for the next three months. Paslode will issue Releases to TecStar for small batches of usage for one to two weeks, or as otherwise agreed to, as Parts are actually consumed in the assembly process by Paslode. TecStar shall hold appropriate quantities of stock for these Releases.
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 4.5 If, as a result of Paslode business fluctuations, total Releases of
     Parts by Paslode over any three month period fall below the Estimated Annual Use quantities by more than 30%, the parties shall negotiate and agree to institute one or more changes on a temporary basis such as the following examples to increase efficiencies and save costs:

          4.5.1 Permit TecStar move some of its production of Parts to another TecStar facility on a temporary basis.

          4.5.2 Permit TecStar to produce products for other customers in the TecStar Facility.

 4.6 Paslode shall pay all TecStar invoices on a bi-monthly, net 15 day basis.

 ARTICLE 5  INDEMNIFICATION AND INSURANCE

 5.1 Paslode and TecStar shall each indemnify, defend and hold harmless the other from and against all costs, expenses, attorneys fees, damages, claims, penalties and other liabilities ("Claims") to the extent resulting from the negligence or willful misconduct of an employee or agent of the indemnifying party. However, TecStar shall indemnify, defend, and hold harmless Paslode from and against all Claims by its employees and agents for injuries or damages suffered on or at the Building, the Paslode Facility, or the TecStar Facility, regardless of cause.

 5.2 TecStar shall indemnify, defend, and hold harmless Paslode from and against all Claims related to damage to the Building, the Paslode Facility, or the TecStar Facility, and related claims for personal injury or death, due to actions or omissions attributable to TecStar, and all Claims to the extent resulting from TecStar's failure to comply with any applicable law, regulation, or provision of this Agreement.

 5.3 TecStar shall maintain insurance policies with reputable insurers in amounts adequate to reasonably cover its business obligations and exposures, with coverages including products liability, casualty, comprehensive general liability, personal property replacement, workers compensation and employers liability; TecStar shall name Paslode as an additional insured and provide Paslode with a certificate of insurance prior to October 1, 1999 and thereafter annually and upon reasonable request.

 ARTICLE 6  TERMINATION

 6.1 The parties may terminate this Agreement early by written agreement.

 6.2 Either party may terminate this Agreement for any reason upon 180 days prior written notice to the other party.

 6.3 Either party may terminate this Agreement immediately by written notice upon the occurrence of any of the following events of default by the other party:
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          6.3.1  a default by a party of any of its obligations under this Agreement which is not cured within 30 days of written notice thereof by the other party;

          6.3.2 a party or its parent corporation becoming insolvent or bankrupt or making an assignment for the benefit of creditors or being subject for 60 days to the appointment of a trustee or receiver for the major part of its property, or instituting or having instituted for 60 days bankruptcy, reorganization, liquidation, insolvency, or similar proceedings;

          6.3.3 failure of a party to take prompt, reasonable action following written request by the other party to resolve issues which present safety problems, employee disputes which materially affect the other party's ability to conduct its business, or potential violations of applicable law or regulations.

 6.4 In the event of a termination by Paslode under 6.2 within the initial Term, Paslode shall pay TecStar:

          6.4.1 the prorated cost of the air conditioning installation (prorated over the entire initial Term);

          6.4.2 the prorated cost of TecStar's remaining financial obligations or capital costs of the blow molding machines and related equipment, after which Paslode shall have full ownership rights therein to continue to use or to sell such equipment to third parties; and

          6.4.3 the reasonable costs of removal and relocation to Germantown, Wisconsin (or another location approximately the same distance from Green Oaks, Illinois) of capital equipment not being purchased by Paslode under 6.4.2.

 6.5 In the event of a termination of this Agreement under Article 6.1, or by TecStar under Article 6.2, or at the normal expiration of the Term if the parties do not renew this Agreement, TecStar shall remove its property and equipment and remediate the property to the reasonable satisfaction of Paslode, unless Paslode elects to take over operation of the TecStar Facility and to compensate TecStar in accordance with Article 6.7.

 6.6 In the event of a termination of this Agreement due to an event of default by or attributable to TecStar, Paslode may, in addition to pursuing any and all of its remedies and rights at law or in equity, require TecStar to immediately relinquish the TecStar Facility and, at Paslode's option elect to either (a) take over operation of the TecStar Facility, (b) require TecStar to remove its property and equipment and remediate the property to the reasonable satisfaction of Paslode, or (c) remove the TecStar property and equipment and remediate the property at TecStar's cost and expense.

 6.7 If Paslode elects to take over operation of the TecStar Facility under 6.5 or 6.6(a), Paslode may continue to operate the existing TecStar Facility while the parties negotiate a reasonable compensation to TecStar for its equipment.
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 6.8 Paslode may terminate this Agreement immediately by written notice to TecStar upon the occurrence of a change in control of TecStar or MGS.

 ARTICLE 7  GOVERNING LAW AND DISPUTE RESOLUTION

 7.1 This Agreement and the legal relations between the parties shall be governed by the laws of the State of Illinois, without giving effect to the principles of conflict of laws.

 7.2 The parties agree to attempt in good faith to amicably resolve any dispute arising under this Agreement, or, upon the failure of such resolution, to submit the dispute to final and binding arbitration in Chicago, Illinois.

 ARTICLE 8  MISCELLANEOUS

 8.1 Amendment and Assignment: This Agreement may only be amended by written agreement executed by the parties, and may not be assigned by one party without the prior written agreement of the other party.

 8.2 Entire Agreement: This Agreement constitutes the entire agreement between the parties and supersedes any prior oral and written agreements and understandings between the parties with respect to the subject matter hereof.

 8.3 Counterparts: This Agreement may be signed in several counterparts, each of which shall be deemed an original.

 8.4 Binding Effect: This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

 8.5 Waiver: Either party may by written notice to the other party waive performance of any obligations of the other party.

 8.6 Force Majeure: The performance of either party shall be excused to the extent caused by an event beyond the reasonable control and without fault or negligence of the party, including without limitation acts of God, actions by governmental authority, fires, floods, explosions, riots, wars, sabotage, or labor problems (other than those involving the party's own employees).

 ARTICLE 9  NOTICES

 All notices and other communications required to be given hereunder shall be in writing and shall be deemed to have been given when delivered in person or transmitted by facsimile (with delivery confirmation received), or on the delivery date shown on the receipt for overnight delivery service, registered or certified mail, if addressed to the party as indicated below, or to such other address as the party shall later specify in accordance with this Article.

 The parties have executed this Agreement as of the ____ day of September, 1999.
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 ITW PASLODE, CORDLESS TOOL GROUP  TECSTAR ILLINOIS DIVISION


 By:  THOMAS G. SOUTHALL           By: MARK G. SELLERS



     THOMAS G. SOUTHALL                 MARK G. SELLERS
     (Name)                             (Name)

     GENERAL MANAGER                    PRESIDENT AND CEO
     (Title)                            (Title)


     Address for Notices:               Address for Notices:

     888 FOREST EDGE DRIVE              W188 N11707 MAPLE ROAD
     PO BOX 8117                        BOX 1014
     VERNON HILLS, IL 60061-8117        GERMANTOWN, WI 53022-8219

     Facsimile #:  847-634-6602         Facsimile #:  414-250-2967